B.B.WALKER COMPANY       THIS PROXY IS SOLICITED ON BEHALF OF THE
P 4l4 East Dixie Drive               BOARD OF DIRECTORS
  P.O.Drawer ll67
R Asheboro, N.C. 27204
                        The undersigned hereby appoints Dorothy W.
O                       Craven and Rebecca S. Rich or either of
                        them, as Proxies, each with the power to
X appoint a substitute and hereby authorizes them to represent and to vote as designated
Y                       below, all of the shares of common stock of
                        B. B. Walker Company held of record by the undersigned on February 26, 2001, at the Annual Meeting of Shareholders to be held at 7:00 p.m. EST on March 19, 2001 or any adjournment thereof.

l. ELECTION OF  FOR all nominees listed below   WITHHOLD AUTHORITY
   DIRECTORS    (Except as marked to the        to vote for all
                        contrary)               nominees

   K.T. Anderson; G.M. Ball; R. L. Donnell, Jr.; J. P.McDermott;
   M. C. Miller; and E. A. Walker.

   INSTRUCTION: To withhold authority to vote for one or more individual nominees, write the name(s) of such nominees(s) in the space provided below.

2. TO AUTHORIZE THE ATTORNEYS IN FACT TO VOTE IN ACCORDANCE WITH
   THE RECOMMENDATIONS OF MANAGEMENT ON ANY OTHER MATTERS THAT MAY BE SUBMITTED TO A VOTE OF THE SHAREHOLDERS.

3. WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY
   PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

YOUR PROXY MAY BE RESCINDED AT ANY TIME BEFORE IT IS EXERCISED AND WILL BE RETURNED TO YOU ON REQUEST. THIS PROXY WILL BE VOTED AS SPECIFIED AND IF NO SPECIFICATION IS MADE, SHALL BE VOTED IN FAVOR
OF THE AFOREMENTIONED PROPOSALS. PLEASE SIGN AND DATE THIS PROXY AND RETURN AT ONCE IN THE ENCLOSED BUSINESS REPLY ENVELOPE. MANAGEMENT RECOMMENDS A VOTE FOR EACH OF THE ABOVE PROPOSITIONS.

                        DATED

LABEL                                                       (SEAL)
                        Signature

                                                            (SEAL)
                        Signature

IMPORTANT:   Please sign this Proxy exactly as your name appears
             hereon. If shares are held jointly, both owners must sign. Others signing in a representative capacity should give their full titles.




                          B.B. WALKER COMPANY

 414 East Dixie Drive, P.O.Drawer ll67,Asheboro, North Carolina 27204




NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 19, 2001

TO THE HOLDERS OF COMMON STOCK OF B.B.WALKER COMPANY

You are cordially invited to attend the Annual Meeting of the Share-holders of B. B. Walker Company scheduled to be held on Monday, March 19, 2001 at 7:00 p.m. EST in the executive offices of the Company at 4l4 East Dixie Drive, Asheboro, North Carolina. The purposes of the meeting are:

(l)     To elect 6 Directors of the Company.

(2) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

Only holders of common stock of record at the close of business on February 26, 2001 will be entitled to vote at the meeting. The stock transfer books of the Company will not be closed.



                IMPORTANT - YOUR PROXY CARD IS ENCLOSED

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO
COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. THIS WILL INSURE THAT YOUR VOTE IS COUNTED, WHETHER OR NOT YOU ARE ABLE TO BE PRESENT. YOUR PROXY CARD WILL BE RETURNED TO YOU IF YOU ARE
PRESENT AT THE MEETING AND SO REQUEST.  PLEASE USE THE ENCLOSED
POSTAGE PAID RETURN ENVELOPE FOR MAILING YOUR PROXY CARD.

Enclosed with this Proxy and Proxy Statement is a copy of the Company's Annual Report including financial statements for the fiscal year ended October 28, 2000.

                        By Order of the Board of Directors



                           DOROTHY W. CRAVEN, Secretary
                           ----------------------------
                           Dorothy W. Craven, Secretary
Date of Mailing:
February 26, 2001

                          B.B.WALKER COMPANY
  414 East Dixie Drive - P.O.Drawer ll67 - Asheboro, N. C. 27204

          PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                   March 19, 2001 and Adjournments

SOLICITATION OF PROXY

The enclosed Proxy, mailed on February 26, 2001, is solicited by the Board of Directors of B.B. WALKER COMPANY, (the Company), for use at its Annual Meeting of Shareholders to be held in the executive offices of the Company at 414 East Dixie Drive, Asheboro, North Carolina, at
7.00 p.m.  EST on Monday, March 19, 2001 or any adjournments thereof.

The Company will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. In addition to the use of the mails, proxies may be solicited by personal interview or by telephone, telegram and FAX, etc. Proxies and correspondence should be addressed to Dorothy W. Craven, Corporate Secretary.

REVOCATION OF PROXY

        Execution and return of a Proxy given in response to this solicitation will not affect a Shareholder's right to attend the meeting and vote in person. Any Shareholder signing and returning a Proxy in the form enclosed with this statement may revoke it at any time before it is exercised by giving notice thereof to the Company in writing or in open meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        The Board of Directors has fixed the close of business on February 26, 2001 as the record date for Shareholders entitled to notice of and to vote at the meeting and any adjournment. On February 26, 2001, the Company had issued and outstanding l,735,114 shares of common stock all of which were outstanding and entitled to vote. Each share of common stock is entitled to one vote. As of January 8, 2001, all Directors and Officers of the Company as a group (10 persons) owned or controlled 717,626 shares or 41.4% of the Company's common stock. Included in the solicitation of proxies is the solicitation of discretionary authority to transact such other business as may properly be brought before the meeting or any adjournments. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of B. B. Walker Company common stock entitled to vote, is necessary to constitute a quorum.

All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the votes cast on proposals presented to the shareholders and will have the same effect as negative votes. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.


    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table shows information as to "beneficial ownership" of the common stock of the Company as of January 8, 2001 by each person, known by the Company, (i) to be the beneficial owner of more than 5% of the outstanding common stock of the Company; (ii) by each of the Company's directors and nominees for director owning common stock in the Company; and (iii) by all directors and executive officers as a group:

Name of Beneficial         Number of shares       Percent of
      Owner                  Beneficially       Beneficially Owned
                                owned (l)          Shares

Kent T. Anderson (2)            l82,927            l0.3%
414 East Dixie Dr.
Asheboro, NC   27203

James P. McDermott (3)          343,089            19.7%
414 East Dixie Dr.
Asheboro, NC   27203

Nellie Jean Richardson (4)      l13,202             6.5%
4835 Zoo Parkway
Asheboro, NC   27203

Edna A. Walker (5)              ll3,697             6.5%
414 East Dixie Dr.
Asheboro, NC   27203

George M. Ball(6)                 6,000             .34%
212 S. Tryon St.
Charlotte, NC   28281

Robert L. Donnell, Jr.(4)         8,146             .47%
820 Kildare Road
Asheboro, NC   27203

Michael C. Miller(7)              7,621             .44%
P. O. Box 1328
Asheboro, NC   27203

All Directors and Executive
Officers as a Group,            717,626            41.4%
including stock options deemed
exercisable (10 persons)

(l) Except as otherwise noted, all persons have sole voting and investment power with respect to their shares.

(2) Kent T. Anderson individually owns 85,202 shares directly and holds 43,675 shares jointly with Mrs. Anderson. He is deemed to own 38,750 shares by virtue of currently exercisable stock option grants. The above total also includes l5,300 shares of common stock owned by certain family members, some of which shares are held in a fiduciary capacity.

(3) James P. McDermott individually owns 25,420 shares directly and is deemed to own 6,000 shares under unexercised Directors stock option grants. In addition, as Trustee of the Employee Stock Ownership Plan of B.B. Walker Company (the ESOP), he is authorized to vote all 311,669 shares held by the ESOP.

(4) Robert L. Donnell, Jr. holds 8,146 shares of which 2,041 shares are held directly and 105 shares are held jointly with Mrs.
     Donnell. 6,000 shares of the above stock were granted him under a Stock Option Plan for non-employee Directors.

(5) Edna A. Walker individually owns 88,846 shares directly and is deemed to own 6,000 shares under exercisable Directors stock option grants. In addition Mrs. Walker holds joint ownership with two members of her family of l,699 shares and is deemed to own beneficially l7,l52 shares held by members of her family.

(6) George M. Ball holds 6,000 shares of stock granted him under a Stock Option Plan for non-employee directors.

(7) Michael C. Miller holds voting control of 1,621 shares of common stock as Executor of the Estate of his late mother, Mrs. Billie
     U. Miller, in addition to the 6,000 shares of stock granted him under a Stock Option Plan for non-employee directors.

l.      ELECTION OF DIRECTORS

Six Directors are to be elected at the forthcoming Annual Meeting.
The recommendation of the Nominating Committee of the Board of Directors was that the existing six member Board be reelected. This was accepted and the Board at its January 2001 meeting directed that the six persons be presented as its director nominees for consideration by the shareholders. It is intended that the two persons named in the accompanying Proxy will vote FOR all six director nominees named on the following pages unless authority to vote is directed otherwise. Directors shall be elected by a plurality of the votes cast at the meeting.

        A Director is elected to serve until the next Annual Meeting of the Shareholders or until a successor shall be elected and shall qualify. Each nominee for Director has agreed to serve and, so far as the Board is aware, will serve if elected. If any nominee is unable to serve, the proxies will be voted by those named therein for the election of a substitute nominee selected by the Board of Directors.

        Of the six nominees for director, one is presently an employee and three are retired employees. The Company provides Directors and Officers Liability Insurance coverages. There are no family relationships between any of the nominees and the executive officers of the Company or its subsidiary.

BOARD MEETINGS AND DIRECTORS' ATTENDANCE

        The Board of Directors meets on a quarterly basis. The Annual Meeting of the Board of Directors is held immediately following the Annual Meeting of the Shareholders. Special meetings of the Board may be called at any time when necessary as provided in the By-Laws.
There were 5 Board meetings held in fiscal 2000. All except two Directors, attended all five meetings of the Board and of the Committees on which he or she served. The two Directors missed one meeting each.

BOARD COMMITTEES

The Board has 3 committees: an Audit Committee; a Compensation & Stock Option Committee; and a Nominating Committee.

(l) The Audit Committee, which held l meeting in fiscal 2000, meets with the independent public accountants and reviews the scope and results of the audit by the independent auditing firm. The Committee makes recommendations to the Board as to the selection of the independent public accountants and as to services provided. In addition it reviews the system of internal control and accounting policies. The
Audit Committee is composed entirely of Directors who are not employees of the Company or of its subsidiary. The five Members of the Audit Committee are: James P. McDermott, Chairman; George M.
Ball;  Robert L. Donnell, Jr.;  Michael C. Miller;  and Edna A.
Walker. The Committee met with the independent public accountants on January 2, 2001 and reviewed the audited financial statements presented for the fiscal year ended October 28, 2000. The committee subsequently recommended to the Board of Directors that the formal audit report be accepted as presented, which recommendation was accepted.

(2) The Compensation & Stock Option Committee met once during the year when the fiscal 2000 financial results were available for its review. The Committee is directly responsible for determining the compensation of the Chairman and Chief Executive Officer of the Company, relating his compensation to an evaluation of his performance during the fiscal year. The Committee presents its recommendations to the Board of Directors for its consideration. The Committee is composed of the 5 outside non-employee directors. The Committee is responsible for the establishment and oversight of executive compensation, benefit and retirement plans of the Company. The Compensation Committee is composed of George M. Ball, Chairman; Robert L. Donnell, Jr.;
James P. McDermott;  Michael C. Miller;  and Edna A. Walker.

The Compensation & Stock Option Committee also reviews the recommendations of management for the issuance of Stock Option Grants under the l995 Incentive Stock Option Plan of the Company. After review the
Committee makes recommendations to the Board regarding the issuance of the grants, the price at which the shares of stock are issued, and the conditions of the grant.

(3) The Nominating Committee, composed of three non-employee directors who are not officers of the Company or its subsidiary, held l meeting in fiscal 2000. The Committee reviews information for the selection of qualified candidates for director nominee and recommends to the Board of Directors for its consideration the names of qualified director nominees who are willing to serve if nominated and elected. This Committee has no current plans to consider nominees recommended by security holders. The 3 Members of the Nominating Committee are:
Michael C. Miller, Chairman;  Edna A. Walker; and George M. Ball.
The Committee also met on January 2, 2001 and unanimously recommended to the Board of Directors the re-election of the existing Board of Directors.

           NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Name, Age & Year                                Equity Securities of
 First Elected          Principal Occupation    Company,beneficially
  a Director            For Last Five Years   owned on January 5, 2000(l)

                                                Common     Preferred
                                                Shares(6)   Shares

Kent T. Anderson        Chairman of the Board   l82,927       10
  (58)(l985)            (l992), President        (l0.3%)     (1.2%)
                        (l984) & Chief                           -
                        Executive
                        Officer (l986)(2)

George M. Ball          Chairman, Philpott,        6,000         -
  (66)(l993)            Ball & Werner, Investment  (.34%)
                        Bankers, Charlotte, N. C.(5)

Robert L. Donnell, Jr.  Retired. Formerly          8,l46         -
  (69)(l968)            Executive Vice Presi-      (.47%)
                        dent - Operations
                        l968-l99l (6)

James P. McDermott      Retired. Formerly Vice   343,089         -
  (80)(l986)            President & General       (19.7%)
                        Counsel l974-l992.
                        Formerly Corporate
                        Secretary l984-l993 (3)

Michael C. Miller       President & Chief Executive  7,621       -
  (49)(l993)            Officer, First National      (.44%)
                        Bank & Trust Co.,Asheboro, N.C.(4)


Edna A. Walker          President                  ll3,697       35
  (76)(l952)            B. B. Walker Foundation     (6.5%)     (4.2%)

(l) The By-Laws and the Corporate Charter do not require Directors to be Shareholders. The number of shares of common stock shown includes shares held in the names of spouses, minor children or certain relatives, as to which beneficial ownership is disclaimed. The totals shown in the table include shares subject to currently exercisable options granted by the Company.

(2) Kent T. Anderson, currently holds exercisable stock option grants for 38,750 shares. Under the l987 Incentive Stock Option Plan of the Company, Mr. Anderson holds unexercised stock option grants for 38,750 shares.
        Reference is made to subparagraph (2) on page 2 of this Proxy Statement under the heading, "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT".

        During fiscal 2000, Mr. Anderson purchased ten (10) shares of the outstanding 828 shares of the $100 par value non-voting Preferred Stock of the Company. The Preferred Stock certificate provides for voting privileges in the event quarterly Preferred dividend are not paid.

(3) The above set forth total of shares of common stock beneficially owned by James P. McDermott includes the 311,669 shares of common stock or 18.0% of the total shares issued and outstanding, held by him as Trustee of the Employee Stock Ownership Plan and Trust of B.B. Walker Company for the benefit of all Plan participants. Under the Plan, participants exercise no voting control over shares of stock allocated to their accounts so long as they are participants in the Plan, unless required by North Carolina law. Shares cannot be distributed to nor disposed of by participants while employed. Equitable ownership by participants of shares allocated to their accounts depends upon their being vested in their accounts, which vesting is based upon their length of service. Reference is made to subparagraph (3) on page 2 of this Proxy Statement under the heading, "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT".

        James P. McDermott, subsequent to his retirement in February l992 as Vice President, General Counsel & Secretary of the Company, was retained by the Company as a Consultant to render services in two specialized areas. (l) James P. McDermott oversees the administration and prepares the filings with the IRS/DOL of the Company's three ERISA qualified employee benefit plans. Under the Consulting Agreement he serves as Trustee and/or Plan Administrator for the three qualified Plans. (2) In addition under the Consulting Agree-memt, he is responsible for the preparation of the Proxy Statement which Proxy Statement is sent to Shareholders for the Annual Meeting of the Shareholders. James P. McDermott was paid $33,916 during fiscal 2000 for services rendered.

(4) Michael C. Miller has been President and Chief Executive Officer of First National Bank & Trust Company, Asheboro, NC since January 1994. He is also Chief Executive Officer of FNB Corp., the parent company of the Bank. Mr. Miller serves as a director of both First National Bank and of FNB Corpora-tion. He holds voting control of 1,621 shares as Executor of the Estate of his later mother, Mrs. Billie U. Miller, in addition to the 6,000 shares granted him under a stock option plan for non-employee directors.

        First National Bank holds a first lien on the Company's manufacturing facility in Somerset, Pennsylvania. First National Bank is owed $175,612 under this loan.

(5)     George M. Ball is Chairman of the Board of Philpott, Ball
        & Werner, an investment banking firm in Charlotte, NC.
        He is a director of Juno Lighting, Inc., a publicly held lighting equipment company in Des Plaines, Illinois. George M. Ball, on behalf of his employer Philpott, Ball & Werner, has served the
        B. B. Walker Company as a management consultant for a number of years advising management on various matters of corporate finance and restructuring. Services provided by Philpott, Ball & Werner totalled $37,615 during fiscal 2000. George M. Ball holds 6,000 shares of stock granted him under a Stock Option Plan for non-employee directors.

(6) Robert L. Donnell, Jr., until his disability retirement in l99l, was Executive Vice President-Operations of the Company. Mr. Donnell was hired on April l, l998 as a consultant to the Company to advise management in the orderly transfer of certain non-cement manufacturing operations from the Asheboro, NC facility to the western boot manufacturing facility in Somerset, PA. Mr. Donnell was paid $17,500 in fees for his services during fiscal 2000.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE
PROPOSED NOMINEES. THE AFFIRMATIVE VOTE OF A PLURALITY OF THE VOTES CAST BY THE SHARES ENTITLED TO VOTE ON EACH DIRECTOR IS NECESSARY
FOR HIS OR HER ELECTION.


BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Federal securities laws require the Company's directors and executive officers to file with the Securities and Exchange Commission, Washington, D. C. initial reports of ownership and reports of changes in ownership of B.B. Walker Company common stock. The
Company is required to identify any officer, director or owner of more than l0% of the Company's common stock who failed to timely file with the Securities and Exchange Commission a required report relating to beneficial ownership of common stock under Section l6(a) of the Securities Exchange Act of l934. To the Company's knowledge and based on Company records and other information, all parties subject to these reporting requirements with respect to B.B. Walker Company's common stock, filed the required reports on a timely basis during fiscal year 2000.


EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following table sets forth information concerning the annual compensation for services in all capacities to the Corporation for the fiscal years ended in October 2000, 1999, and 1998, of those persons who were, at October 28, 2000 (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Corporation, ("The Named Officers") who were paid compensation of $l00,000 or more per year:

                      Summary Compensation Table


                        Annual Compensation
(a)               (b)      (c)          (d)     (e)           (g)

(i)
                                                   Long Term
                                          Other    Compensation
Name and                                  Annual   Awards        All Other
Principal                                 Compen-  Options/    Compensation
Position         Year  Salary (1)  Bonus  sation   SAR(#)     (l) (2) (3) (4)


Kent T. Anderson 2000  $247,927   $ -0-    $   -      -0-         $6,199
Chief Executive  l999  $225,156   $ -0-    $   -      -0-         $5,745
Officer          l998  $223,958   $ -0-    $   -      -0-         $5,787



"NO EXECUTIVE OFFICER OTHER THAN THE CHIEF EXECUTIVE
 OFFICER EARNED $l00,000.00 OR MORE IN BASE SALARY AND
 INCENTIVE COMPENSATION DURING FISCAL 2000."





(1) Salary data shown for the Named Officer is prior to any deduction or offset for participation in the Company's Thrift Plan, a
     Section 40l(k) Plan. Since January l, l989, the Company has sponsored for the benefit of all employees, including the Named Officer Kent T. Anderson, the Retirement Savings Plan of B.B. Walker Company, (the Section 40l(k) Plan). Participants may contribute through payroll deduction each month on a pre-tax basis. The Board of Directors authorized a matching contribu-tion to the Plan for fiscal 2000 of ten (l0%) percent of actual payroll deductions made during the year by active participants in the Plan who were employed as of December 3l, 2000. The Named Officer received a matching contribution of $1,002 to his Section 40l(k) Plan account for fiscal 2000. Such amount is included in column (i) All Other Compensation above. In addition, the Named Officer is provided with a leased vehicle for use on Company business. The vehicle is used from time to time for his personal use. The value of such personal usage is determined and is included on his W-2 form as taxable income to him. Such amount is not included in the above table.

(2) The Named Officer is a participant in the Employee Stock Ownership Plan of B.B. Walker Company (the ESOP).
     This Plan, which has been in effect since l96l, is a defined contribution Plan under the Employee Retirement Income
     Security Act of l974, (ERISA), and has accumulated for the exclusive benefit of employee participants just under 18.0% of the issued and outstanding common stock of the Company. The employees do not contribute to the ESOP and participation is mandatory. The contribution is allocated to individual participant accounts by a formula under which all participants receive the same percentage of their fiscal year compensation contributed to their accounts. The "Named Officer" was allocated $3,156 from the $65,000 contribution for fiscal 2000 as authorized by the Board of Directors which amount is included in column (i) All Other Compensation above.

(3) The Named Officer has borrowed funds from the Company under the l989 Plan for the lending of Company funds to officers, directors and key employees for the purchase of B.B. Walker Company stock. Full data on the Named Officer's participation in the Company's Loan Program to Officers and Directors for the purchase of the B.B. Walker Company common stock, is set forth in sub-paragraph
     (2) under the "CERTAIN TRANSACTIONS" section hereinafter. During Fiscal 2000, the Named Officer is deemed to have benefited in the amount of $l,057 in having a contract rate provided under the Plan that was 2% below the prime rate in effect at two regional banks. Such amount is included in the above table under column
     (i) All Other Compensation.

(4) The Company provides a special life insurance program of various amounts for Officers, Directors, salesmen and other key employees of the Company and its subsidiary, with the Company and the employees sharing the premium cost. A total of 41 employees are insured of which 8 are Officers and Directors of the Company and its subsidiary and 33 are salesmen, supervisors, and other key employees. In fiscal 2000 the Company and its sub-sidiary's share of the premium cost amounted to $15,313. The Company share during fiscal 2000 of the total cost of the special life insurance coverage for all 8 executive officers and directors as a group was $5,589 or 36.5% of the total Company cost. The portion of such cost applying to the director nominees amounted to $2,637 or l7% of the total Company cost. The cost for the Named Officer for 2000 was $984 which amount is included in column (i) All Other Compensation above.


                OPTION/SAR GRANTS IN LAST FISCAL YEAR

No SAR's were granted by the Board of Directors to any key employee during the fiscal 2000 year. No stock options were granted to a any employees in fiscal 2000.

The Company maintains the "l995 Incentive Stock Option Plan for Key Employees and Non-Employee Directors" which Plan was approved by the Shareholders at the Annual Meeting on March 20, l995. Under Part II of the Plan - the Automatic Option Grant Program, applying only to non-employee Directors, automatic grants for l,000 shares each were made to all five non-employee Directors following the close of the Annual Shareholders Meeting on March 20, 2000. No outstanding options granted to Non-Employee Directors were exercised in fiscal 2000.

          Aggregated Option/SAR Exercises in Last Fiscal Year
                     and FY-End Option/SAR Values

     The following table shows stock options exercised by Named Officers during fiscal 2000, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of October 28, 2000. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of Common Stock.

(a)               (b)            (c)                 (d)

(e)

                                                                                 Value of
                                                  Number of                    Unexercised
                                                  Unexercised                  In-the-Money
                 Shares                         Options/SARs at               Options/SARs at
                 Acquired on     Value            FY-End(#)(2)                  FY-End($)(3)
Name         Exercise(#)(l)     Realized($)(3) Exercisable Unexercisable    Exercisable    Unexercisable


Kent T.  Anderson     -0-          -0-            38,750        -0-           (  0-)         $ -0-

* Fair Market Value at Fiscal Year End l0/28/00 was $.56 per share based on the Bid Price of $.25 per share and the Ask Price of $.87 per share as published in the Over the Counter Section of the financial pages of local and regional newspapers. The market value at fiscal year end is less than stock exercise price.

(l) Upon exercise of an option grant, the optionee must pay the exercise price in cash.

(2) Options shown in column (d) were made under the l987 & l995 Incentive Stock Option Plans. All grants provide that only one-half of the number of shares granted may be exercised at time of grant and the other half after l2 months. Shares purchased at exercise of grant may not be sold without penalty for a period of two years. Under the ISO Plans any profit or gain realized is not taxable to the grantee at time of exercise of the grant, but is taxable to the grantee at time of sale of the stock.

(3) Represents the difference between the fair market value of the common stock underlying option and the exercise price at exercise or fiscal year end, respectively.


             EMPLOYMENT CONTRACT AND TERMINATION OF EMPLOYMENT
                    AND CHANGE IN CONTROL ARRANGEMENTS

Kent T. Anderson, as President and Chief Executive Officer, and the Company entered into an Employment Agreement on October 2, l989, five years after the Chief Executive Officer was employed. The initial term was for three years starting November l, l989 with an automatic annual extension provision providing for the Agreement to be for no less than three years at all times. The Agreement provided for the Chief Executive Officer's employment at a minimum base salary of $l25,000 per year and for an annual increase on January l of each year thereafter, of at least five (5%) percent of his current base salary.
The Agreement provides that the Board of Directors may, in its discretion, grant merit increases to the Chief Executive Officer from time to time. The Chief Executive Officer's salary for fiscal year
2000 was $247,927. Effective January l, 2001, the Chief Executive Officer notified the Compensation Committee of the Board of Directors, that he was waiving the contractual 5% annual increase in pay for the 2001 fiscal year.

This Agreement with the Chief Executive Officer may not be terminated by the Company for any reason whatsoever without penalty, other than for cause. It may be terminated with three years prior written notice of termination. However, the Board may exercise its statutory authority to remove the Chief Executive Officer from his present elected office and function at any time. This would require immediate payment of the three year compensation amount provided for in the Agreement. By Amendment No. l dated July 6, l990, the Employment Agreement was modified to comply with certain tax provisions of the Internal Revenue Code. The Chief Executive Officer may, at his option, elect to reduce the total amount due him under the Agreement so that no portion of the amounts received by him will be subject to the excise tax imposed by the Internal Revenue Code on some severance payments.

        The Chief Executive Officer may terminate his employment under the Agreement in the event: (i) The Company merges or consolidates with another person or group or undertakes any other reorganization where the Company is not the Surviving Entity; or (ii) the Company sells or transfers substantially all of its business or assets to another person; or (iii) 50% or more of the capital stock of the Company presently outstanding is acquired by a person or group at any time after the date of this Agreement. In the event of such termination, the Chief Executive Officer is entitled to receive immediately the full amount of his current base salary for three years. Subject to the above mentioned Amendment, unless the Chief Executive Officer elects to reduce the total amount to be paid to him, the three years pay following the end of fiscal 2001 would be $743,781. Such payment,if made, is to be made in full in cash and without limitation. The Board of Directors, with the exception of Kent T. Anderson who was not present, was unanimous in authorizing the execution of this Employment Agreement.



COMPENSATION OF OUTSIDE DIRECTORS

     Five of the six Directors are non-employees of the Company.
The Company provides Directors and Officers Liability Insurance coverage. Non-employee outside Directors receive a meeting fee of $l,200 for each Board or Board Committee Meeting, unless the Board and Committee meetings are held on the same day. Directors who are full time employees of the Company or of its subsidiary, namely Kent T. Anderson, do not receive any additional compensation by reason of membership on or attendance at meetings of the Board of Directors or Board Committees. Four quarterly Board Meetings are scheduled each fiscal year in addition to the Annual
Meeting of the Board of Directors held immediately following the Annual Meeting of the Shareholders.

All five Non-Employee Directors benefit from Part II of the "l995 Incentive Stock Option Plan for Key Employees (Part I) and (Part II) Non-Employee Directors". Part II is a Non-Qualified Plan. This Plan was approved by the Shareholders at the Annual Meeting on March 20, l995. Under Part II, Non-Employee Directors who are elected at the Shareholders Meeting receive an automatic grant of l,000 shares each of B. B. Walker Company common stock under the Plan, with the Board of Directors establishing the option price. The Plan is for a 10 year term. Presently each Non-Employee Director holds unexercised options under
Part II of the l995 Plan of 6,000 shares. No such stock options have been exercised to date. No Pension or Retirement benefits are provided to non-employee Directors for serving on the Board.

THE REPORT OF THE AUDIT COMMITTEE, THE REPORT OF THE COMPENSATION & STOCK OPTION COMMITTEE AND THE PERFORMANCE GRAPH THAT FOLLOW SHALL
NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATED BY REFERENCE THIS PROXY STATEMENT OR FUTURE FILINGS INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THE INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                      * * * * * * * * * * * * * *

                        AUDIT COMMITTEE REPORT

The Audit Commitee of the Board is responsible for providing independent objective oversight and review of the Company's accounting functions and internal controls. The Audit Committee is comprised of independent directors, and is governed by a written charter adopted and approved by the Board of Directors in January 2001. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

The responsibilities of the Audit Committee include recommending to the Board an accounting firm to serve as the Company's independent accountants. The Audit Committee also, as appropriate, reviews and evalutes, discusses and consults with the Company management, the Company internal audit personnel and the independent accountants regarding the following:

     the plan for, and the independent accountants' report on each audit of the Company's financial statements;

     the Company's financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders, as well as the adequacy of the Company's internal accounting controls, and its accounting, financial and auditing personnel;

     changes in the Company's accounting practices, principles, controls or methodologies or in the Company's financial statements and recent developments in accounting rules; and the establishment and maintenance of an environment of the Company that promotes ethical behavior.

The Audit Committee has reviewed the Audit Committee Charter and after appropriate review and discussion, the Audit Committee has determined that the Committee has fulfilled its responsibilities under the Audit Committee Charter.

The Audit Commitee is responsible for recommending to the Board that the Company's financial statements be included in the Company's annual report. The Audit Committee discussed with PricewaterhouseCoopers, LLP, the scope and results of the fiscal year 2000 audit. The Audit Committee also discussed PricewaterhouseCoopers,LLP independence and received a letter regarding independence under applicable independence standards for auditors. The Audit Committee evaluated the information furnished and was satisfied with PricewaterhouseCoopers, LLP independence. Finally, the Audit
Committee reviewed and discussed the Company management and PricewaterhouseCoopers, LLP representatives the audited consolidated financial statements as of October 28, 2000.

Based on the discussions with PricewaterhouseCoopers, LLP, concerning the audit, the independence discussions and the financial statement review and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the Company's Annual Report on Form 10-K to the SEC include the audited financial statements for the fiscal year ended October 28, 2000.

    AUDIT COMMITTEE:
    James P. McDermott, Chairman,
    George M. Ball
    Robert L. Donnell, Jr.
    Michael C. Miller
    Edna A. Walker

COMPENSATION & STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation & Stock Option Committee of the Board of Directors, ("the Committee"), is composed of the five outside non-employee directors and is responsible for the establishment and oversight of the Company's policies for executive compensation as well as benefit and retirement plans of the Company. The Committee is responsible for the initiation and operation of the Company's incentive stock option plans. The Committee recommends to the Board, on an annual basis, the compensation of the Chief Executive Officer relating his compensation to performance. The Board, (other than the Chief Executive Officer), must approve all compensation actions affecting the Chief Executive Officer. The Company does not utilize outside compensation consultants, but does have available to it independent compensation data of other companies. The Committee has prepared the following report for inclusion in this Proxy Statement.

COMPENSATION PHILOSOPHY

From the Company's inception its corporate philosophy concerning employee compensation as established by the Board of Directors has been for the Board to delegate to the Chief Executive Officer, subject to review by the Board, the responsibility for establishing rates of pay and bonus allocations for all employees, with the exception of his own compensation (salary and bonus). The Chief Executive Officer, in his determinations, follows the philosophy of compensation as determined by the Committee and approved by the Board, as well as the requirements set forth in the l995 Incentive Stock Option Plan and the l992 Incentive Compensation (Bonus) Plan.

The Company's executive compensation policies have two primary goals:
(l) to attract and retain the highest quality executive officers and
(2) to reward those officers for superior corporate performance measured by the Company's financial results and strategic achievements.

The Compensation Committee, in the interests of employee morale and motivation, plans to continue supporting and recommending to the Board of Directors and to the Chief Executive Officer, improvements in and to, simple and plain incentive compensation plans for management personnel in the areas of:

  (1) Merit salary increases based on the individual's level of responsibility and on above average individual work performance and goal achievement.

  (2) The l995 Incentive Stock Option Plan for key management employees and executive officers, is based on merit, above average performance and goal achievement. This ISO Plan is intended to motivate a key management employee, who holds a stock option grant, to work for long term Company growth and profitability. Such will benefit key employee shareholders, as well as benefit all other shareholders.

  (3) The 1992 Incentive Compensation (Bonus) Plan was established to provide a fair and equitable formula for the sharing of Company profits with those management employees who help make profits possible. If there is a loss or if profits are minimal no bonus awards will be made. When the Company is adequately profitable, graduated awards are made based on the individual's level of responsibility and his/her performance thereunder. The more responsible a key management employee's function is, the greater the reward when pre-established goals are met or exceeded.

        Cash awards under the two-part Bonus Plan are based on the Company meeting or exceeding during the fiscal year specified income levels for each part. This two part Plan is designed to share the Company profit on a merit and performance basis, first with all management personnel and second with key executive management. Payments under both parts being geared to individuals achieving budgets and/or meeting specific performance goals. In certain instances sharing is among several individuals where group effort is to be rewarded.

             CHIEF EXECUTIVE OFFICER COMPENSATION PROGRAM

The Chief Executive Officer's compensation program is comprised of base salary, annual performance compensation and long-term incentive compensation in the form of stock options. In addition the Committee believes that basic management compensation should be adequate, but not excessive and should be coupled with incentive compensation awards based on the individual's performance and his/her contribution to the overall Company effort and results.

The Chief Executive Officer was a Certified Public Accountant who had worked for a number of years in the management services division of a world renowned public accounting firm. He is a hands on executive and knowledgeable about all aspects of footwear manufacturing, marketing and distribution activities, including compensation and affordable employee benefits in those areas. The Chief Executive Officer has a broad general knowledge of compensation levels in other footwear manufacturing concerns and in communities wherein such are located.

The Committee believes the Chief Executive Officer is best qualified to judge the merits of employee compensation requests and recommendations for compensation levels for individual management employees. Due to the size of the Company, the Chief Executive Officer, who is also the Chief Operating Officer, is familiar with and works with all such management personnel on a day to day basis. Delegation of authority on a report back basis is widely used by him.

The Company, with its flexible internal communications relationship in management and its open door policy for questions, suggestions and complaints, etc., is not staffed as and does not operate as a bureaucracy. Salary increases and bonus allocation amounts are based on merit and are generally made by the Chief Executive Officer in conjunction with input from the Department Heads and other senior supervisors and are subject to review by the Compensation Committee.

The Compensation Committee reviews the base salary and the annual incentive compensation of the Chief Executive Officer following the
close of each fiscal year.   The Committee meets without the Chief
Executive Officer present. This review is made in light of his handling of his responsibilities, his performance during the year and the financial results for the fiscal year.

Base Salary

The Chief Executive Officer's base salary through fiscal 2000 was $247,927. The Compensation Committee, based on fiscal 2000 operations, decided not to grant any merit increase to the CEO's base salary for fiscal 2001.

The Chief Executive Officer's 3 year continuing Employment Contract provides for an automatic increase of 5% of base salary on January l following the close of each fiscal year. The Chief Executive Officer notified the Compensation Committee that in light of business conditons he was waiving the Contractual automatic increase of 5% of his base pay effective January 1, 2001 for the fiscal year 2001. The base salary by contract thus provides a floor from which merit increases based on performance may be made. The Compensation Committee independently determines merit increases in the base salary for the Chief Executive Officer by evaluating the Company's performance against its pre-set goals; examining the Company's performance within the industry and evaluating the overall performance of the Chief Executive Officer in operating the Company during the fiscal year.

The Company suffered a net loss of $1,771,000 in fiscal 2000 compared to a net loss of $592,000 in fiscal 1999. The Committee believes the footwear market and other factors faced by the Company in fiscal 2000 were extremely difficult. There were continuing major marketing factors beyond the control of the Chief Executive Officer such as the continuing decline in shipments by the Company due to over-production by other suppliers and continually rising footwear imports. These factors caused overstocked inventory conditions at dealers and retailers and affected the Company's shipments and profit margins. We experienced severe price competition from low priced work shoe imports in the marketplace. Imports presently account for more than 90% of all non-rubber footwear sold in the United States.
The Committee believes the Chief Executive Officer handled his responsibilities well during fiscal 2000 despite adverse market conditions. The Chief Executive Officer has in place substantial changes to improve the financial results for fiscal year 2001.


Annual Incentive Compensation

Since fiscal 2000 generated a loss for the year, no provision was made for the payment of any bonuses under the l992 Incentive Compensation (Bonus) Plan.

Stock Option Grants

No stock options were granted to a key employee during fiscal 2000.


                           THE COMPENSATION & STOCK OPTION COMMITTEE

                                   George M. Ball, Chairman
                                   Robert L. Donnell, Jr.
                                   James P. McDermott
                                   Michael C.  Miller
                                   Edna A. Walker

                         CERTAIN TRANSACTIONS

(l) MAE, Inc. ("MAE" hereinafter), of Asheboro, North Carolina, is an advertising agency and public relations firm owned by Maggie Anderson and her husband Kent T. Anderson, Chairman and Chief Executive
Officer of B. B. Walker Company, ("Walker" hereinafter). During fiscal 2000, Maggie Anderson, as the only active principal and owner, rendered technical and creative services to Walker in the areas of design, layout, color separation, photography and other services, including the placement of Walker advertisements and ad copy in trade publications, footwear consumer magazines and other related media means. Other services rendered include assistance in producing printed material; coordinating public relations events,preparing press releases and press conferences for the Company; the Co-operative Advertising Program, the development and handling of direct mailings to customers and prospects; footwear market promotions and Internet activities including the development of WEB pages on the Internet for the various footwear brands sold by Walker.

In August l997, the Company created an in-house advertising agency to provide more focus to its advertising programs. Maggie Anderson was retained as a consultant to manage the operations of the in-house advertising agency and to provide consultation and direction regarding Walker's advertising programs. Maggie Anderson still manages MAE, Inc. which continues to provide services to its clients, including Walker, although on a reduced scale. Maggie Anderson as the non-employee manager of the in-house agency works with and is super-vised by French P. Humphries, Executive Vice President of Marketing.

During fiscal 2000, Walker paid MAE, Inc. total of $91,600 for services rendered and for use of their facility and equipment. This relationship was disclosed to and approved by the Board of Directors at its inception in l989. The Chief Executive Officer updated the Board again in March 2000. The Board believes the services rendered to Walker by MAE and paid for are competitive as to price and are equal to or superior in quality to others available in this area.

(2) Key employees and Directors, including the Named Officer, Kent T. Anderson, have borrowed Company funds for the purchase of B. B. Walker Company stock through the exercise of stock options. Such loans were made under the "l989 Plan For The Lending of Company Funds To Officers and Directors For The Purchase of B. B. Walker Company Stock", (the Loan Program). The lending of B. B. Walker Company funds to officers, directors and other key employees in management, as authorized under North Carolina law, was instituted initially by shareholder approval granted in l966. In l989 the loan program was updated and was approved by the Shareholders at the Annual Meeting held on March l3, l989. The Loan Program is in accord with a long standing Company policy of encouraging officers and directors and other key employees in management to become shareholders.

All loans are made in the sole and absolute discretion of the Board of Directors. All borrowings are made solely to enable the employee to purchase B. B Walker Company stock from various sources, including the exercise of all or part of any outstanding stock option grant.
Loans are made for a period of up to l0 years and are repayable through payroll deduction. Interest is charged at 2% below the lower of the prime rate charged by the First National Bank and Trust
Company, Asheboro, N.C. or by the Bank of America of Charlotte, N.C.
as determined by the Board of Directors. Each loan is made under a negotiable promissory note and is secured or collateralized by the pledge of all shares purchased with the loan proceeds. All three loans presently outstanding, as of l0/28/00 totaling $57,744, are at 4% per annum, the original contract rate, which rate is charged monthly on the outstanding unpaid balance. No executive officer owes $60,000 or more to the Company under the Loan Program. All loans in the aggregate cannot and have not exceeded $350,000 at any time.

(3) Michael C. Miller, a Director of the Company since l993, is President and Chief Executive Officer of First National Bank and Trust Company, Asheboro, N. C. ("the Bank"). For many years the Company has operated a western boot manufacturing facility in Somerset, Pa. In l994 the Company purchased a larger manufacturing facility in Somerset, Pa. borrowing funds from three sources, one of which was the Bank. The Bank holds a first lien on the Somerset, Pa. property as security for its March 1995 Loan on which $175,612 is still owed.

In l995 the Company entered into a major refinancing agreement with Mellon Bank of Philadelphia, Pa. As part of its refinancing, the Company received a separate term loan from Mellon of $3 Million. Proceeds from this loan were used to pay off the First Deed of Trust held by First National Bank on the Company's Asheboro manufacturing facility.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is an officer or an employee of the Company. As reported elsewhere under Nominees for Election to the Board of Directors on page 5, James P. McDermott, until February l992 a former executive officer of the Company and a Director Nominee, renders services to the Company as a Consultant for which he is compensated. Similarly, George M. Ball, a Director Nominee, renders services to the Company as Chairman of Philpott, Ball & Werner, for which his Company is compensated. Also Michael C. Miller, a Director Nominee, is President of First National Bank and Trust Company. The Bank as reported elsewhere herein, under Certain Transactions, holds a security interest in the real estate owned by the Company in Somerset, PA.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

Set forth below is a line graph comparing the annual percentage change in the Company's common stock with the percentage change in the NASDAQ Composite Index and an index of peer companies ("Peer Group") selected by the Company.

        COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
       (B.B.Walker Company, NASDAQ Composite Index, Peer Group)

                                              NASDAQ
Measurement Period         B.B.Walker        Composite         Peer
  (Fiscal Year)              Company           Index           Group
------------------         ----------        ---------         -----
Measurement Point -

  November 2, 1996         $  108            $  117           $  132

  November 1, 1997         $  108            $  153           $  183

  October 31, 1998         $   67            $  170           $  142

  October 30, 1999         $   67            $  285           $  186

  October 27, 2000         $   17            $  315           $  146

        This graph depicts the total cumulative appreciation of a $l00 investment made on October 28, l995 through October 27, 2000, in B. B. Walker Company, the NASDAQ Composite Index and the Peer Group.

        The Peer Group is comprised of the following public companies:
        Brown Group, Genesco, McRae Industries, Wolverine World Wide, Rocky Shoes & Boots, Timberland, Wellco Enterprises, and Weyco Group. These companies operate in the same or similar markets and produce the same or similar products. The Peer Group the average total appreciation of the companies within the group.





2.  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors of the Company at its January 2, 2001 meeting, on the recommendation of the Audit Committee, again selected the firm of PricewaterhouseCoopers, LLP, Greensboro, North Carolina, to continue as independent public accountants of B. B. Walker Company and its subsidiary for the fiscal year ending November 3, 2001, to audit the books and accounts of the Company for the 2001 fiscal year and until their successors are selected. PricewaterhouseCoopers, LLP has acted in such capacity since April l973.

The Board of Directors and the Audit Committee are satisfied as to the professional competence and standing of PricewaterhouseCoopers, LLP.
The Audit Committee meets with representatives of Pricewaterhouse-Coopers, LLP to review the audit scope and estimated fees for the coming year and to review the results of the audit of the prior fiscal year.

AUDIT FEES

Fes for the fiscal year 2000 audit and the reviews of Forms 10-Q are $73,240. Such charges have been billed the company by Pricewaterhouse-Coopers, LLP through December 31, 2000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

There are no fees related to financial information systems design and implementation services for fiscal 2000.

ALL OTHER FEES

Fees for all other professional services rendered by PricewaterhouseCoopers LLP in fiscal 2000 total $24,600. The Audit Committee deems the professional services rendered the Company by PricewaterhouseCoopers, LLP to be compatible with its Statement of Independence in its letter dated December 28, 2000.

PricewaterhouseCoopers, LLP plans to have one or more representatives present at the Annual Meeting who will have the opportunity to make a statement if desired and to respond to appropriate questions which any Shareholders may have. Management knows of no direct or indirect material financial interests or relationships that any members of such firm have with B. B. Walker Company.


3.      SHAREHOLDER PROPOSALS

Proposals from Shareholders for inclusion in the Proxy Statement of
B. B. Walker Company relating to the Year 2002 Annual Meeting of the Shareholders, must be directed to the Secretary of the Company at the principal office of B. B. Walker Company for consideration no later than October 29, 2001. All such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission, in order to be eligible for inclusion in the Company's year 2002 Proxy Statement.

If a Shareholder fails to notify the Company by January 16, 2002 of a non-Rule 14a-8 shareholder proposal which it intends to submit at the Company's 2002 Annual Meeting of Shareholders, the proxy solicited by the Board of Directors with respect to such meeting may grant discretionary authority to the proxies named therein to vote with respect to such matter.


4.      OTHER MATTERS

        The management of the Company knows of no other matters which may come before this meeting. However, if any matters other than those referred to above should come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote such proxy in accordance with their best judgment.


        BY ORDER OF THE BOARD OF DIRECTORS, THIS 26TH DAY OF FEBRUARY,
2001.



                                DOROTHY W. CRAVEN
                                ----------------------------
                                Dorothy W. Craven, Secretary






         YOUR VOTE IS IMPORTANT.  PLEASE COMPLETE AND SIGN THE
         ENCLOSED PROXY CARD.  RETURN THE CARD PROMPTLY IN THE
         ACCOMPANYING POSTPAID PRE-ADDRESSED ENVELOPE.  THANK YOU.



                              APPENDIX A


       CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                      OF B. B. WALKER COMPANY


I.  Purpose

    The primary purpose of the Audit Committee (the "Committee") is to assist th Board of Directors (the "Board") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including overviewing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users therof; the Company's system of internal accounting and financial controls; the annual independent audit of the Company's financial statements; and the Company's legal compliance and ethics programs as established by management and the Board.

    In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose. The Board and the Committee are in place to represent the Company's shareholders; accordingly, the outside auditor is ultimately accountable to the Board and the Committee.

    The Committee shall review the adequacy of this Charter on an annual basis.

II. Membership

    The Committee shall be comprised of not less than three members of the Board and the Committee's composition shall follow the requirements of the Audit Committee Policy of the NASD.

    Accordingly, all of the members will be directors:

    1. Who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

    2. Who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee will have accounting or related financial management expertise.

    3. The Board may in its discretion determine that a Director who has a direct business relationship with the Company through the rendering of services (i.e. consultant), may serve on the Audit Committee if the Board determines in its business judgment that the relationship does not interfere with the Directors exercise of independent judgment.

III.  Key Responsibilities

      The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, including any internal audit staff, as well as the outside auditors have more time, knowledge and more detailed information on the Company than do Committee members; consequently, in carrying out its over sight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the outside auditor's work.

      The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate, given the circumstances.

      1. The Committee shall review with management and the outside auditors the audited financial statements to be included in the Company's Annual report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards ('SAS' No. 61, as amended.

      2. As a whole, including telephone, fax and mail, and/or through the Committee chair, the Committee shall review with the outside auditors the Company's interim financial results to be included in the Company's quarterly reports to be filed with Securities and Exchange Commission and the matters required to be discussed by SAS No. 61, as amended; this review will occur prior to the Company's filing of the Fomr 10-Q.

      3. The Committee shall discuss with management and the outside auditors the quality and adequacy of the Company's internal controls.

      4.  The Committee shall:

          a. request from the outside auditors annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board, Standard No. 1;

          b. discuss with the outside auditors any such disclosed relationships and their impact on the outside auditor's independence; and

          c. recommend that the Board take appropriate action to oversee the independence of the outside auditor.


       5. The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor.

THIS CHARTER WAS ADOPTED BY THE BOARD OF DIRECTORS OF B. B. WALKER COMPANY AS OF JANUARY 2, 2001.








                          B.B.WALKER COMPANY



                         Proxy Statement for
                          Annual Meeting of
                             Shareholders



                    Annual Meeting of Shareholders
                            March 19, 2001